 Filed pursuant to Rule 424(b)(7)
 Registration No. 333-262790
PROSPECTUS SUPPLEMENT No. 3
(To Prospectus dated February 16, 2022)
LiveRamp Holdings, Inc.
38,643 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated February 16, 2022, which is a part of the automatic shelf registration statement (Registration No. 333-262790) that LiveRamp Holdings, Inc. (“LiveRamp,” “we,” or the “Company”) filed on February 16, 2022 covering the resale from time to time by the selling stockholder named herein of shares of our common stock, par value $0.10 per share.
Our common stock is listed on the New York Stock Exchange under the symbol “RAMP.” On November 7, 2023, the last reported sale price for our common stock on the New York Stock Exchange was $29.54 per share.
Common stock offered by selling stockholder	38,643 shares of common stock, par value $0.10 per share, in one or more offerings
Our authorized capital stock consists of 200,000,000 shares of common stock with a $0.10 par value per share, and 1,000,000 shares of preferred stock with a $1.00 par value per share, all of which shares of preferred stock are undesignated. As of November 7, 2023, there were 65,514,133 shares of common stock issued and outstanding, held of record by 974 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock.

The date of this prospectus supplement is November 9, 2023.

SELLING STOCKHOLDER
The selling stockholder identified in this prospectus supplement is offering for sale up to 38,643 shares of our common stock, par value $0.10 per share. The selling stockholder acquired these shares from us pursuant to our acquisition of DataFleets, Ltd. (“DataFleets”). The selling stockholder may from time to time offer and sell pursuant to this prospectus and any prospectus supplement to this prospectus any or all of the shares of our common stock being registered in one or more offerings. We will not receive any proceeds from the sale of shares being sold by the selling stockholder.
The selling stockholder was previously employed by LiveRamp and served as Head of Operations, Privacy Tech Solutions.
The following table sets forth information for the selling stockholder as of the date of this prospectus supplement. Beneficial ownership is determined in accordance with the SEC rules and includes securities that the selling stockholder has the right to acquire within 60 days after the date of this prospectus. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him. In addition, except as otherwise indicated, the selling stockholder beneficially owns less than 1% of our common stock outstanding.
Name of Beneficial Owner	Shares beneficially owned prior to the offering(1)	Number of shares offered	Shares beneficially owned after the offering(2)
Nicholas Elledge	38,643	38,643	0
Total	38,643	38,643	0

(1)
The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)
The table assumes that the selling stockholder will sell all of his shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider any specific factors discussed herein together with all of the other information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which is incorporated herein by reference, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.